EXHIBIT 10.3

TRIBUNE COMPANY
SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective October 18, 2006)

TRIBUNE COMPANY SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective October 18, 2006)

SECTION 1

Introduction

1.1 The Plan. TRIBUNE COMPANY SUPPLEMENTAL RETIREMENT PLAN (the “Plan”) was established by TRIBUNE COMPANY, a Delaware corporation (the “Company”), effective January 1, 1979. The amendment and restatement of the Plan as set forth herein is effective October 18, 2006 (the “Restatement Effective Date”).

1.2 Purpose. The Company and certain of its subsidiaries maintain and are Employers under the Tribune Company Salaried Employees Pension Plan (the “Pension Plan”) which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 415 of the Code places limitations on the maximum amount of benefits that may be paid from a qualified plan (the “Maximum Benefit Limitation”). However, ERISA permits the payment under a non-qualified “excess benefit plan” of the benefits which may not be paid under a qualified plan because of such limitations. In addition, Sections 401(a)(17) and 404(l) of the Code limit the amount of employees' annual compensation that may be taken into account in determining the benefits that may be paid to them from a qualified defined benefit pension plan and the deductible Employer contributions that may be made to that plan to provide those benefits (the “Compensa-tion Limitation"). The purpose of this Plan is to provide benefits that would have been earned and become payable under the Pension Plan but for the Maximum Benefit Limitation and the Compensation Limitation; provided, that in no event shall any benefits be payable under this plan due to one of said Limitations that would duplicate benefits that become payable hereunder due to the other of said Limitations.

1.3 Employers. The Company and each subsidiary of the Company that is an Employer under the Pension Plan shall be an “Employer” under this Plan unless specified to the contrary by the Company by written notice filed with the Committee described in subsection 1.4.

1.4 Plan Administration. The Plan will be administered by the Compensation & Organization Committee of the Board of Directors of the Company (or such successor committee of said Board as shall from time to time have responsibility for compensation matters) (the “Committee”). The Committee has, to the extent appropriate and in addition to the powers described in subsection 2.1 below, the same powers, rights, duties and obligations with respect to the Plan as the Administrative Committee under the Pension Plan has with respect to that plan. The Committee’s determinations hereunder need not be uniform, and may be made selectively among eligible employees, whether or not they are similarly situated.

SECTION 2

Participation and Supplemental Benefits

2.1 Eligibility. Subject to subsection 1.5 above and the other conditions and limitations of the Plan, each Employee of an Employer on or after the Restatement Effective Date who is a participant in the Pension Plan and becomes entitled to a retirement pension or deferred vested pension under that plan, shall become a “Participant” under this Plan entitled to “Supplemental Benefits” payable under this Plan if:

(a)
such participant under the Pension Plan has been designated by the Board of Directors of the Company (by resolutions adopted on December 13, 1988) or thereafter by the Committee as being part of a select group of management or highly compensated employees covered by this Plan (and such designation has not been revoked by the Committee); provided, that no revocation of a designation under this subparagraph (a) shall be effective if made (i) on the day of, or within 36 months after, the occurrence of a “Change-In-Control” (as defined in subsection 3.1 below), (ii) prior to a Change-In-Control but at the request of any third party participating in or causing the Change-In-Control, or (iii) other-wise in connection with or in anticipation of a Change-In-Control; and

(b)
the benefits payable under the Pension Plan to the participant are less than the benefits that otherwise would have been payable under the Pension Plan to the participant if the Maximum Benefit Limitation and Compensation Limitation did not apply to (and were not incorporated into) the Pension Plan.

In the event of the death of such a Participant, his beneficiary shall be entitled to participate in the Plan as of the date benefit payments to such beneficiary commence under the Pension Plan, to the extent provided by the following subsections of the Plan.

2.2 Amount of Supplemental Benefits. The Supplemental Benefits payable to a Participant (or, in the event of the Participant’s death, to his beneficiary) under this Plan shall be actuarially equivalent to the difference between (a) the benefits that would have been payable to the Participant (or his beneficiary) under the Pension Plan if the Maximum Benefit Limitation and Compensation Limitation had not applied to (and been incorporated into) the Pension Plan, and (b) the benefits payable to the Participant (or his beneficiary) under the Pension Plan. For purposes of this Plan, actuarially equivalent benefits shall be calculated on the basis of the actuarial factors, assumptions and tables applied for the same or similar purposes under the Pension Plan. Each Participant's Supplemental Benefits hereunder shall accrue on an annual basis on the last day of each Plan Year, unless the Participant's employment with the Employers and Related Companies terminated during the Plan Year, in which case the increase in a Participant's Supplemental Benefits which is attrib-utable to the Plan Year in which his employment ter-minates shall accrue on the date of his employment termination. The Committee shall determine the amount of each Participant's accrual for a Plan Year as of the appropriate date described in the preceding sentence.

2.3 Payment of Supplemental Benefits. Supplemental Benefits that a Participant (or, in the event of the Participant’s death, the Participant’s beneficiary) becomes entitled to receive under the Plan on account of the retirement, other termination of employment or death of the Participant on or after the Restatement Effective Date shall be paid at the same time and in the same manner as benefits that are to be paid to the Participant (or his beneficiary) under the Pension Plan. Notwithstanding the foregoing provisions of this subsection 2.3, a Participant who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code may not receive a distribution under the Plan of any amounts prior to the date which is 6 months after the date of the Participant’s termination of employment, or, if earlier, the date of death of the Participant. If a specified employee is unable to receive a distribution as a result of the restrictions under Section 409A, the payment or payments that otherwise would have been made following termination shall be made and shall commence, as applicable, as soon as practicable following the lapse of such restrictions.

2.4 Change-In-Control. In the event of a Change-In-Control of the Company as defined in Section 3.1, the present value of the Participant’s accrued benefit under the Plan, whether or not currently in pay status, shall become immediately due and payable and distribution shall be made in a lump sum actuarially equivalent amount as soon as practicable thereafter.

2.5 Funding. Supplemental Benefits payable under this Plan to a Participant or his beneficiary shall be paid (i) directly by the Employers from their general assets and/or (ii) from Tribune Company Deferred Benefit Trust, in such proportions as the Company shall determine. The provisions of this Plan shall not require that the Employers segregate on their books or otherwise any amount to be used for payment of Supplemental Benefits under this Plan, except as to any amounts paid or payable to Tribune Company Deferred Benefit Trust.

SECTION 3

General Provisions

3.1 Terms. References in this Plan to an individual as being a “participant” in the Pension Plan and (unless expressly provided to the contrary in this Plan) terms used in this Plan that also are used in the Pension Plan as to that individual shall have the meanings for those terms set forth in the Pension Plan, except that a reference in this Plan to the “beneficiary” of a Participant shall mean for purposes of this Plan any person who becomes entitled to benefits under the Pension Plan because of the Participant’s death. For purposes of this Plan, a “subsidiary” of the Company shall mean any corporation, more than 50% of the voting stock in which is owned, directly or indirectly, by the Company, and the term “Change-In-Control” shall mean a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, all as defined in Section 409A(a)(2)(A)(v) of the Code or any regulations, notices or rulings thereunder.

3.2 Employment Rights. Establishment of the Plan shall not be construed to give any participant in the Pension Plan the right to be retained in the service of the Company or any of its subsidiaries or to any benefits not specifically provided by the Plan.

3.3 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or municipality, the interests of Participants and any other persons who become entitled to Supplemental Benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.

3.4 Controlling Law. To the extent not superseded by the laws of the United States, the laws of Illinois shall be controlling in all matters relating to the Plan.

3.5 Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

3.6 Action by the Company. Any action required of or permitted by the Company under the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by any person or persons authorized by resolution of its Board of Directors or such committee.

3.7 Successor to the Company or Any Other Employer. The term “Company” as used in the Plan shall include any successor to the Company by reason of merger, consolidation, the purchase or transfer of all or substantially all of the Company’s assets, or otherwise. The term “Employer” as used in the Plan with respect to the Company or any of its subsidiaries shall include any successor to that corporation by reason of merger, consolidation, the purchase or transfer of all or substantially all of the assets of that corporation, or otherwise.

3.8 Facility of Payment. Any amounts payable under this Plan to any person under a legal disability or who, in the judgment of the Committee, is unable to properly manage his affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

3.9 Rights in the Event of Dispute. If a claim or dispute arises concerning the rights of a Participant or beneficiary to benefits under the Plan, regardless of the party by whom such claim or dispute is initiated, the Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the Participant’s “claimant”), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, that:

(a)
The Participant or the Participant’s claimant shall repay to the Company any such expenses theretofore paid or advanced by the Company if and to the extent that the party disputing the Participant’s rights obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, and it is determined that such expenses were not incurred by the Participant or the Participant’s claimant while acting in good faith; provided further, that

(b)
In the case of any claim or dispute initiated by a Participant or the Participant’s claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Committee within one year after the occurrence of the event giving rise to such claim or dispute.

3.10 Other Benefits. The benefits provided under the Plan shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that a Participant or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or by any of its subsidiaries.

SECTION 4

Amendment and Termination

While the Company and its subsidiaries expect to continue the Plan, the Company must necessarily reserve and reserves the right to amend the Plan from time to time or to terminate the Plan at any time. However, neither an amendment of the Plan nor termination of the Plan may:

(a)
cause the reduction or cessation of any Supplemental Benefits (and of the Employers’ obligation to provide such benefits) which had accrued as of the date such amendment is made or the termination of the Plan occurs and which, but for such amendment or termination, are payable under this Plan on, or would become payable under this Plan after, the date such amendment is made or the termination of the Plan occurs; or

(b)
cause the modification, rescission or revocation of (i) the provisions of subsection 2.1 with respect to a Change-In-Control, (ii) any written determinations by the Committee pursuant to subsection 2.3 as to the form of payment of Supplemental Benefits to any person that are in effect on said date or (iii) the provisions of subparagraph 2.3(b) as then in effect.

In addition, no amendment or termination of the Plan which has the effect of reducing or diminishing the right of any participant to receive any payment or benefit under the Plan will become effective prior to the expiration of the 36 consecutive month period commencing on the date of a Change-In-Control, if such amendment or termination was adopted (i) on the day of or subsequent to the Change-In-Control, (ii) prior to the Change-In-Control, but at the request of any third party participating in or causing the Change-In-Control, or (iii) otherwise in connection with or in anticipation of a Change-In-Control.

IN WITNESS WHEREOF, the Tribune Company Employee Benefits Committee has caused the foregoing to be executed on behalf of Tribune Company by the undersigned duly authorized Chairman of the Committee as of the 18th day of October 2006.

TRIBUNE COMPANY
By:/s/ Donald C. Grenesko Chairman of Tribune Company Employee Benefits Committee